Exhibit 99.1

February 23, 2013	VIA FACSIMILE 212-273-7321

THOMAS J. HUGHES

Chief Executive Officer

Gleacher & Company, Inc.

1290 Avenue of the Americas

New York, NY 10104

Dear Tom:

We are writing to inform you that it is not our intention to stand for re-election to the Company’s Board of Directors at the next Annual Meeting.

As you know, last June the Board of Directors unanimously adopted a resolution appointing a Special Committee to review and evaluate strategic alternatives with respect to the Company.  In order to represent all shareholders, without conflict, that resolution required that the members of the Special Committee be completely independent. Accordingly, executive officers of the Company (i.e., you as CEO and Eric Gleacher as Executive Chairman) and/or significant shareholders or their representatives (i.e., Matlin-Patterson holding 28% and Mr. Gleacher holding 11+%) were disqualified from serving.

The four signatories to this letter comprise the Special Committee.  Since our formation, with the assistance of our advisors, Credit Suisse and Cahill Gordon & Reindel, the Committee has conducted extensive discussions and evaluations of numerous strategic alternatives and actively engaged with many parties. The primary criterion the Committee employed in its work was whether the specific proposition under consideration would be likely to enhance value for all of the Company’s shareholders.

The Special Committee may continue to seek, receive, and evaluate strategic alternatives. However, we understand that the large shareholders referenced above will oppose the election of each of the members of the Special Committee. Specifically, partners of Matlin-Patterson have advised us that their firm opposes our re-election and that it intends to submit an alternative slate of directors for inclusion in the Proxy Statement. We have good reason to believe that Mr. Gleacher also would vote his shares against us were we to run. These shareholders are of course entitled to their own views regarding the future direction of the Company and vote their shares in a manner that best suits their own interests. Whatever may be the case, given the intentions they have expressed, it is a virtual certainty that if we were to stand for re-election, we would not be elected.

With the likelihood of our election so remote, we do not believe it would be in the best interests of the Company to force it to incur the distraction and expense of a contested election. Under these circumstances, we will be precluded from continuing to serve the Company and its shareholders. Should the situation change in the interim, we may be willing to reconsider our decision not to stand.

Yours very truly,

/s/ Robert Yingling
Robert Yingling, Chairman, Special Committee

/s/ Henry Bienen
Henry Bienen, Member, Special Committee

/s/ Robert Gerard
Robert Gerard, Member, Special Committee

/s/ Bruce Rohde
Bruce Rohde, Member, Special Committee

cc:                                Cahill Gordon & Reindel

Credit Suisse

Covington & Burling

Patricia Arciero-Craig, General Counsel